                                                                   EXHIBIT 10.18


                     THE CIT GROUP/COMMERCIAL SERVICES, INC.
                           1211 Avenue of the Americas
                            New York, New York 10036





                  $35,000,000 Unsecured Vendor Credit Facility
                                Commitment Letter



                                January 23, 2001




Service Merchandise Company, Inc
7100 Service Merchandise Drive
Brentwood, Tennessee  37027

Attention:    Samuel Cusano
              Chairman, President and Chief Executive Officer

Ladies and Gentlemen:

         You have advised The CIT Group/Commercial Services, Inc. ("CIT") that Service Merchandise Company, Inc. and certain of its subsidiaries (collectively "Service"), which have filed voluntary cases under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Cases") in the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court") that remain pending as of this date, desire that CIT establish a committed line for unsecured vendor financing to support the Debtors' reorganization. In connection with the Bankruptcy Cases, Service has obtained committed DIP and exit financing arrangements, on a secured and, during the chapter 11 cases, secured and DIP superpriority administrative basis, of at least $600,000,000 (together with any amendments, modifications, renewals, extensions, and/or replacements thereof, the "Financing Agreement") which Financing Agreement is currently in full force and effect with no known defaults thereunder. CIT is pleased to advise you of its commitment, upon the terms and conditions set forth in this Commitment Letter, to provide Service with a $35,000,000 unsecured vendor line of credit on a non-superpriority claim basis.

         CIT confirms and commits to the following terms and provisions upon which it will establish a $35,000,000 revolving line of credit for the benefit of (a) our factored clients (other than those clients which may be designated to Service by CIT in writing from time to time) who sell goods to Service (the "CIT Factored Clients"); and (b) other vendors with respect to other single invoice and/or series of invoices transactions (the "Other Vendors") who sell goods to Service, as may be proposed by Service to CIT from time to time (the "CIT Line"), pursuant to which, subject to the terms, provisions, conditions and limitations contained herein, CIT would approve and assume the credit risk on sales by such (i) CIT Factored Clients to Service, all in accordance with, and subject to, the factoring arrangements between CIT and such CIT Factored Clients and (ii) Other Vendors to Service with respect to the purchase of accounts receivable (which purchases may be on a discounting or maturity basis and will provide for a commission to CIT with respect thereto of up to 1.5%), all of which shall be mutually acceptable to each of us.

         The CIT Line shall be subject to the following terms, provisions, conditions and limitations:

1. The aggregate dollar amount of all such CIT credit approved sales to Service (whether by CIT Factored Clients and/or Other Vendors) with respect to transactions occurring on and after the effective date of the committed line and relating to goods to be delivered to Service on and after such effective date shall not exceed $35,000,000 in the aggregate at any time;

2. The CIT Line shall become effective and available for use provided the Financing Agreement is then in full force and effect and without any declaration of an Event of Default that has not been cured or waived as of the effective date of the CIT Line;

3. The CIT Line shall expire and be of no further force and effect with respect to sales made after the date occurring at the earliest of:

         a.       the third anniversary of the effective date of the CIT Line;

         b. thirty calendar days after the occurrence of an Event of Default under the Financing Agreement that has not been cured or waived in writing prior to the expiration of such thirty-day period and CIT can provide conclusive evidence that it has incurred actual losses with respect to the CIT Line equivalent to 75% of the "Liquidated Damages Amount" (defined below); or

         c. on the date that the Financing Agreement is terminated by the lenders thereto or otherwise terminates in accordance with its terms.

4. The approval of any sale and the assumption of the credit risk thereon under the CIT Line shall be subject to:

         a. such sales being on standard industry selling terms, but in no event shall the terms of the sale exceed 60 days;

         b. no more than $7,500,000 outstanding under the CIT Line (other than amounts disputed by Service in good faith) being past due more than fifteen (15) business days;

         c. there shall be undrawn availability under the Financing Agreement of at least $25,000,000;

         d. full releases by Service, and approval of same by a final and non-appealable order of the Bankruptcy Court, releasing CIT, its officers, directors, agents, attorneys and employees (the "CIT Representatives") from any and all liability, however arising, actual or contingent, for any actions or omissions by CIT and/or the CIT Representatives on or before the filing date relating solely to the transactions that are the subject of the letter agreement dated December 31, 1998;

         e. with respect to Service's purchases from Other Vendors, such approval and assumption shall be subject to execution of a Single Customer Credit Approved Receivables Purchasing Agreement between the Other Vendor and CIT, which agreement shall be in form and substance similar to the agreement annexed hereto as Exhibit A (it being understood that this requirement does not apply to any of the vendors listed in our December 31, 1998 letter to you or as listed on Exhibit B); and

         f. in the event that at any time there is insufficient availability under the CIT Line to approve all of the orders that have been submitted to CIT for approval and which we are willing to approve thereunder, we will notify Service and, subject to the terms, provisions, conditions and limitations contained herein, we will approve that portion of such orders as Service may reasonably request.

5. In the event that CIT fails to perform any of its obligations under this letter agreement and such failure to perform continues for ten business days after written notice or occurs on more than three occasions during the term of this agreement, CIT shall have no further obligation to Service except that CIT shall be obligated to immediately pay to Service an amount (the "Liquidated Damages Amount") equivalent to the amounts not heretofore paid to Service by CIT under the December 31, 1998 letter agreement, as supplemented in writing from time to time prior to January 10, 1999.


6. Service agrees to provide CIT with the periodic financial reporting package distributed to the lenders under the Financing Agreement not more frequently than on a monthly basis which information CIT acknowledges constitutes material non-public information and shall be kept confidential by CIT pursuant to the separate agreement between the parties.

7. This Agreement shall be subject to approval of the United States Bankruptcy Court.

         If the foregoing is acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter. If not accepted by you as herein provided, this commitment shall expire at the close of business on February 28, 2001. If accepted, the facility offered herein will expire at the close of business on March 31, 2001, unless the conditions contemplated hereunder have been fully performed. Upon our receipt from you of an executed copy of this letter, we will sign below to confirm our acceptance and return a fully-executed copy to you.

         Should you have any questions or comments, please feel free to contact us at any time. We are pleased to be able to support Service's reorganization through the provision of this facility.


                                    Very truly yours,



                                    THE CIT GROUP/COMMERCIAL SERVICES, INC.


                                    /s/ David Bram
                                    --------------------------------------------
                                    By:  David Bram
                                    Its: Executive Vice President

ACKNOWLEDGED AND AGREED TO:

SERVICE MERCHANDISE COMPANY, INC.



/s/ Samuel Cusano
---------------------------------------
By:  Samuel Cusano

Its: Chairman, President and Chief
     Executive Officer



                                    Commitment timely Accepted
                                    This 23rd day of January 2001


                                    THE CIT GROUP/COMMERCIAL SERVICES, INC.



                                    By: /s/ David Bram
                                    --------------------------------------------
                                    David Bram
                                    Executive Vice President

                                                                       Exhibit A



                     THE CIT GROUP/COMMERCIAL SERVICES, INC.

                          ---------------------------

                          ---------------------------


                                     [DATE]




--------------------

--------------------

--------------------


         SINGLE CUSTOMER CREDIT APPROVED RECEIVABLES PURCHASING AGREEMENT

         Re: ______________________________ (the "Customer")


Ladies and Gentlemen:

         This agreement will confirm your and our agreement (the "Agreement") concerning our performance of certain services and our purchases of certain of your accounts receivable due from the Customer. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Guide:

         1. CREDIT APPROVAL. No credit approval is required for orders submitted in connection with our credit lines established for Service Merchandise Company, Inc. (the "Customer"). With respect to all other orders, you shall submit any order for which you seek our credit approval (except for those under credit lines which may have been established for the Customer) to our Credit Department either via computer on-line terminal access or, if you are unable to submit your orders via computer, then by telephone or via telecopier (but, in any event, in writing). Our credit approval may be withdrawn any time before, but not after, shipment is made or services are performed and shall be effective only if shipment is made or services are performed within thirty (30) days from the date specified in the credit approval, or within thirty (30) days from the date of our credit approval if no delivery or service performance date is specified therein. We shall have the right to adjust the Customer's credit lines from time to time and shall have no liability whatsoever to you or any other person, firm or entity for our not approving, or our withdrawal of approval of, credit to the Customer in the manner provided in this Agreement.

         You have advised us that your selling terms are not in excess of sixty
(60) days. As to any Approved Receivable, you agree that you will not, without our prior written consent: (i) change these terms from our existing credit approval, or extend the maturity date of any invoice; (ii) change the amount (except for credits you may issue in the normal course of your business and otherwise in accordance with this Agreement) or shipping dates; or (iii) grant any other indulgence. In the event you were to do any of these acts without such concurrence by us, any credit approval and assumption of credit risk by us of the respective Approved Receivable(s) shall be and become automatically and immediately, and without any further notice or action by us whatsoever, withdrawn, null, void and of no effect. You also agreed to issue credit memoranda promptly (with duplicates to us) upon accepting returns or granting allowances in connection with any Approved Receivable.

         2. SALE OF APPROVED RECEIVABLES. You hereby sell, assign and transfer to us as absolute owner all of your Approved Receivables subject to any Permitted Lien.

         3. HANDLING AND COLLECTING RECEIVABLES. You shall continue to collect payment for each Approved Receivable with payment therefor being remitted directly to you or as authorized by you. Our obligation to pay you for any Approved Receivable shall only be as provided in Paragraph 7 below, and only when all requirements of this Agreement have been satisfied. Our services hereunder will be provided on a non-notification basis; that is, we will not communicate with your Customer prior to paying you for an Approved Receivable without your prior approval except as set forth in Paragraph 2 of the Guide (see Paragraph 5 of the Guide for information regarding our collection of Non-Approved Receivables). You will at all times perform your normal accounts receivable bookkeeping, collection and reporting procedures in connection with both Approved Receivables and Non-Approved Receivables. In order to maintain our credit approval in connection with any Approved Receivable (unless we withdraw or limit our credit approval as permitted by this Agreement), you also agree to perform the collection and reporting procedures (to the extent permitted by law) set forth in Paragraph 3 of the Guide. In the event we are required to commence suit to collect any delinquent Receivable, you agree to cooperate fully with us and our counsel in prosecuting same. Our Customer is permitted to receive information reports from us from time to time with respect to all Approved Receivables acquired by us in connection with the Customer and you agree to these disclosures.

         4. FEE. For our services hereunder you agree to pay us a fee of __________ percent (___%) (not to exceed 1.5%) of the gross face amount of each Approved Receivable. The fee for our services under this Agreement shall be paid to us no later than the tenth calendar day of each month for the fees earned by us and due us for the preceding month. In the event such fees are not paid to us as required, all credit approvals given by us and any credit risk assumed by us as to each Approved Receivable for which such applicable fees have not be paid to us shall automatically, and without any further notice or action by us whatsoever, be and become withdrawn, null, void and of no effect.

         5. REPRESENTATIONS AND WARRANTIES. You hereby make to us the representations and warranties contained in Paragraph 4 of Exhibit A. If you breach any of these representations and warranties, we shall be released from any credit risk whatsoever on each Approved Receivable which may be involved.

         6. REPORTING AND NOTICES. You will maintain, in form acceptable to us (in our commercially reasonable judgment), a detailed aging of all Receivables, payments thereon and of all returns, and you will deliver promptly to us the information and reporting set forth in Paragraph 8 of Exhibit A. In the event you fail to provide this information to us within three (3) business days of its due date and such failure is not cured within two (2) business days of our written notice to you (with a copy to the Customer), our credit approvals and assumption of credit losses shall automatically and immediately cease and be deemed to have been thereupon withdrawn, void, null and of no effect as to all Approved Receivables. You must promptly notify us if any Approved Receivable is not timely paid or if you receive information of any adverse change in the financial condition or business prospects of the Customer. You must notify us promptly of any matters affecting the value, enforceability or collectibility of any Approved Receivable. Please see Paragraph 8 of Exhibit A regarding our right to conduct inspections and verifications regarding the Receivables and returned merchandise.

         7. PAYMENT OF APPROVED RECEIVABLES. If any undisputed Approved Receivable remains unpaid for more than thirty (30) days after its due date, and you shall have delivered to us within ten (10) days thereof a written Request for Payment of Approved Receivable in the form of Annex B attached to Exhibit A, with all of the information and documentation therein specified, requesting that the purchase price of such overdue and unpaid Approved Receivable be paid to you, we shall promptly (subject to our verification of any such undisputed Approved Receivable, having been credit approved by us and being overdue and unpaid) pay to you the Net

Amount of such Approved Receivable. You agree that when you deliver to us a Request for Payment of Approved Receivable, you shall be deemed to have thereby authorized us to collect all other unpaid Receivables. Approved Receivables that are one hundred (100) days or more past due when submitted on Annex B shall no longer be Approved Receivables hereunder, and we are thereupon released from any liability therefor whatsoever.

         Our obligation to remit funds to you for the amount of any Approved Receivable shall apply only to an Approved Receivable (a) which is free of any claims, offsets or liens whatsoever, including any Permitted Lien, and (b) where the inventory and/or service has been received and accepted by the Customer without return and without dispute or claim as to price, terms, quality, workmanship, breach of warranty, delivery, quantity or other offset, and (c) which you shall have sold, assigned and transferred to us as absolute owner all of your right, title and interest thereto and therein. If an Approved Receivable for which we have paid you is later determined to have been unpaid by the Customer for the reasons set forth above, you agree to repurchase such Approved Receivable from us for the same amount we paid to you therefor (less any remittances we may have received in connection with such Approved Receivable). After our payment to you of any Approved Receivable, any and all checks, cash, notes or other instruments or property received by you with respect to such Approved Receivable shall be held by you in trust for us, separate from your own property and funds, and promptly turned over to us. Please see Paragraph 10 of Exhibit A for additional information regarding returned merchandise.

         8. SPECIAL CUSTOMER PAYMENT APPLICATIONS. In the event you have shipped inventory in excess of any particular credit approval or credit line for the Customer, all remittances received from or on behalf of the Customer shall first be applied to payment of Approved Receivables due from the Customer until paid in full, and thereafter any excess shall be applied to payment of Non-Approved Receivables.

         9. TERMINATION. Either you or we may terminate this Agreement at any time by giving the other written notice of termination stating a termination date not less than sixty (60) days from the date such notice is delivered. This Agreement continues uninterrupted unless terminated as herein provided. Notwithstanding the preceding sentences of this Paragraph, we may terminate this Agreement immediately upon the occurrence of any of the following events: cessation of your business or the calling of a meeting of your creditors; your failure to meet your debts generally as they mature; the commencement by or against you of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any foreign, federal or state law; breach by you of any representation, warranty or covenant contained herein; or your failure to pay when due any indebtedness or obligation owing by you to us whether under this Agreement or any other agreement to which you and we are parties. We may also terminate this Agreement immediately in the event that we shall reasonably determine that any material provision of this Agreement is not enforceable under applicable law or would require any filing with, or consent or approval by, any governmental authority. Any termination of this Agreement, however, shall not affect obligations of you or us incurred hereunder prior to such termination including, without limitation, our obligation to pay for Approved Receivables arising prior to such termination date (provided that our assumption of credit risks and losses hereunder shall cease upon your failure to pay our fees when due or to deliver to us the information required by this Agreement). If orders in this Agreement are accepted by us in connection with the Customer's approved credit lines, we may not terminate this Agreement without the consent of our Customer.

         10. MISCELLANEOUS. You shall pay to us those attorneys' fees and disbursements incurred by us resulting from our use of outside counsel or in-house legal department in connection with any modification, waiver, release or amendment relating to this Agreement.

         TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU AND WE HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE DETERMINED AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         This Agreement can be changed only in writing signed by you and us. This Agreement shall bind and benefit each of your and our respective successors and assigns; provided, however, that neither you nor we may assign any rights or obligations hereunder without the prior written consent of the other. Our failure to delay to exercise any right or remedy hereunder shall not constitute a waiver thereof, nor bar us from exercising any of our rights or remedies hereunder at any time, nor shall any course of dealing between you and us change or modify this Agreement. This Agreement will become effective as of the date set forth on the first page hereof but only after this Agreement shall have been accepted by one of our officers in New York, New York, after which we shall forward to you a fully executed copy for your records.

         This Agreement shall become effective only when accepted below by one of our officers. This Agreement, when accepted, contains the entire agreement between you and us. There are no verbal agreements between you and us concerning this Agreement or the subject matter hereof.


ATTEST:
                                    --------------------------------------------



                                    By:
---------------------------------       ----------------------------------------
          Secretary                     Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------
(Corporate Seal)



                                    CONSENTED and ACCEPTED this_____ day
                                    of ____________________, 200__.



                                    By:
                                        ----------------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT B

AMISCO - CCFM
Amisco Ind. Ltd.
Artland Trading
B&G Arnold
BIA Cordon Bleu
Boston Warehouse
Braun, Inc.
Commonwealth Packaging Co.
Crown Crafts, Inc.
Decorite
Designers Coll
Farberware
Funai Corp.
Godinger Silver
Hamilton Beach
IHW, Inc.
Imperial Deltah, Inc.
I. Kurgan
JB Research, Inc.
Libbey Glass
Little Tykes
Little Tykes/Rubbermaid
Meyer Corp/Farberware
Meyer Corp U.S.
Minolta Corp.
M. Kamenstein
Noel Joanna, Inc.
Panasonic Home
Playmates Toys, Inc.
Rama Mfg.
Red Calliope
Rival Co.
Royal Rubber
Salton Maxim
Sansung Electronics Amer
Sensormatic Electronics Corp.
Southern Sales & Marketing
Sunshine Jewelers
Toastmaster, Inc.
Pomeroy
Fantom Technology
Hatteras Hammock
Fiskars, et al
Wittenaur
King Co.
O'Sullivan Ind.
L. Powell Co.
Salton Maxim

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF TENNESSEE
                               NASHVILLE DIVISION


In Re:                              )        Case No. 399-02649
                                    )
                                    )        Chapter 11
SERVICE MERCHANDISE COMPANY,        )
         INC., et al.,              )        Judge Paine
                                    )
         Debtors.                   )        Jointly Administered

                        ORDER PURSUANT TO 11 U.S.C.ss. 105
                 AND FED. R. BANKR. P. 9019 AUTHORIZING DEBTORS
                         TO EXECUTE, DELIVER AND PERFORM
                    LETTER AGREEMENT FOR NEW VENDOR FINANCING

                  Upon the motion, dated February 1, 2001 (the "Motion"),1 of Service Merchandise Company, Inc. ("Service Merchandise") and 31 of its affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession in the above-captioned cases (Service Merchandise and the Affiliate Debtors collectively, the "Debtors"), pursuant to 11 U.S.C. ss. 105 and Fed. R. Bankr.
P. 9019, for entry of an order (the "Order") authorizing the Debtors to execute, deliver and perform that certain Letter Agreement between the Debtors and CIT Group/Commercial Services, Inc. ("CIT"), as more fully described in the Motion; and it appearing that the relief requested is in the best interest of the Debtors, their estates, creditors and other parties in interest and is a proper exercise of the Debtors' business judgment; all parties in interest having been heard or having had the opportunity to be heard and no objections having been filed with the Court with respect to the Motion; it appearing that good and sufficient notice of the Motion having been given and that no other or further notice of the Motion or of the entry of this Order

---------------
        1 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Motion.

need be provided; upon the entire record herein; and good and sufficient cause appearing therefor, it is hereby

         ORDERED, ADJUDGED AND DECREED THAT:

                  1.       The Motion is granted.

                  2. The Debtors' business judgment to enter into the Commitment Letter is approved.

                  3. The Debtors are authorized to perform all duties, responsibilities and agreements required under the Commitment Letter. CIT and the Debtors are authorized to agree to such amendments, modifications and supplements to the form of Single Customer Credit Approved Receivables Purchase Agreement appended as Exhibit A to the Commitment Letter as shall be mutually acceptable to CIT and the Debtors or reasonably required to implement the administration and mechanics of the transactions contemplated by the Commitment Letter including, without limitation, the implementation of CIT's usual and customary Statement of Additional Procedures, Terms and Conditions with appropriate annexes, provided that such amendments, modifications, supplements, procedures and annexes: (a) shall not be inconsistent with the Commitment Letter; (b) shall not include any additional economic remuneration to CIT other than as disclosed in the Motion; (c) shall be ministerial in nature so as to facilitate administration of the CIT Line by CIT, compliance by CIT and the Debtors with the terms of the Committee Letter and the provision of period reporting information concerning the CIT Line to the Debtors; and (d) shall not restrict utilization of the CIT Line by vendors as provided for in the Commitment Letter.

                  4. CIT and the CIT Representatives shall be and hereby are released from any and all liability, however arising, actual or contingent, for any actions or omissions by CIT or the CIT Representatives on or before March 15, 1999 relating solely to the transactions that are the subject of the letter agreements dated as of December 31, 1998, as amended, including, without limitation, any avoidance or breach of contract claims.

                  5. This Order shall survive and remain in full force and effect notwithstanding dismissal, conversion of, appointment of a trustee in or confirmation of a plan of reorganization in these chapter 11 cases. The Court shall retain jurisdiction to enforce the terms of this order.

                  6. In the event that the Debtors cease to operate their business in the ordinary course or abandon their plans to reorganize the Debtors' businesses as a going concern, the administrative claim with respect to approved receivables, if any, of CIT under the Commitment Letter shall be paid in full no later than sixty (60) days following the allowance of such claim which shall be determined by the Court promptly following such event.

                  7. Notwithstanding Rule 6004(g) of the Federal Rules of Bankruptcy Procedure, this order shall take effect immediately upon its entry.

         ENTER this _____ day of February, 2001.


                                             /s/ George C. Paine II
                                             -----------------------------------
                                             Judge George C. Paine II
                                             Untied States Bankruptcy Judge

APPROVED FOR ENTRY:


/s/ Sheldon M. Francis
-----------------------------
Paul G. Jennings
Beth A. Dunning
BASS, BERRY & SIMS PLC
315 Deaderick St. Suite 2700
Nashville, TN 37238-0002

Tel: (615) 742-6200
Fax: (615) 742-6293

         and

John Wm. Butler, Jr.
George N. Panagakis
SKADDEN, ARPS, SLATE
         MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, IL 60606-1285
Tel: (312) 407-0700
Fax: (312) 407-0411

Alesia Ranney-Marinelli
SKADDEN, ARPS, SLATE
         MEAGHER & FLOM (ILLINOIS)
Four Times Square
New York, NY 10036-6522
Tel: (212) 735-3000
Fax: (212) 735-2000

Attorneys for Debtors and
Debtors-in-Possession